Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FOURTH QUARTER 2010 FINANCIAL RESULTS;
PROVIDES GUIDANCE FOR 2011

•	Diluted EPS of $0.97, unchanged from 2009
•	Revenues of $1.8 billion, 1.3% below 2009
•	Cash flow from operations of $340 million
•	2011 guidance before special items: Diluted EPS between $4.10 and $4.30; revenues to grow approximately 1%
•	Board approves $750 million share repurchase authorization, bringing total available to $1 billion

MADISON, N.J., January 25, 2011—Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that for the fourth quarter ended December 31, 2010, income from continuing operations was $167 million, or $0.97 per diluted share, compared to $182 million, or $0.97 per diluted share, for the fourth quarter of 2009. Fourth quarter 2010 results include charges associated with workforce reductions ($0.03 per share) and the settlement of employment litigation ($0.03 per share), which were partially offset by a benefit of $0.05 per share primarily associated with the favorable resolution of tax contingencies.

Fourth quarter revenues of $1.8 billion were 1.3% below the prior year level. Clinical testing revenues were 1.4% below the prior year. Revenue per requisition was 1.5% below the prior year, and in line with the last two quarters. Clinical testing volume, measured by the number of requisitions, was 0.1% above the prior year level.

“We generated strong cash flow in the quarter, and were encouraged by the continued improvement in our volume trends and the stability in revenue per requisition,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “We have taken actions to strengthen our sales organization, expand our pipeline of new tests and services, and improve our operating efficiency, which position us for revenue and EPS growth.”

For the fourth quarter, operating income was $294 million, or 16.1% of revenues, compared to $330 million, or 17.9% of revenues, for the fourth quarter of 2009. The 2010 fourth-quarter charges reduced operating income as a percentage of revenues by approximately 1.0%. Bad debt expense as a percentage of revenues was 3.8%, compared to 3.9% in the prior year. Days sales outstanding were 44 days. Cash flow from operations was $340 million compared to $360 million for 2009. During the quarter, the company made capital expenditures of $69 million.

Quest Diagnostics also announced today that its Board of Directors has approved an additional $750 million share repurchase authorization, bringing the company’s current authorization to $1 billion. The company repurchased $750 million of its shares in 2010.

Full Year Performance
Income from continuing operations was $723 million, or $4.06 per diluted share, compared to $730 million, or $3.88 per diluted share, for 2009. Revenues of $7.4 billion were 1.2% below the prior year level.

Operating income for 2010 was $1.3 billion, or 17.6% of revenues, compared to $1.4 billion, or 18.2% of revenues, for 2009. Cash flow from operations was $1.1 billion, compared to $1 billion in 2009. Cash provided by operations in 2009 was reduced by the net impact of the NID settlement. During 2010, the company made capital expenditures of $205 million.

Outlook for 2011 Full-year 2011 guidance, before potential special items, is:
•	Earnings per diluted share between $4.10 and $4.30;
•	Revenues to grow approximately 1%;
•	Operating income to approximate 18% of revenues;
•	Cash from operations to approximate $1.1 billion; and
•	Capital expenditures to approximate $220 million.

Quest Diagnostics will hold its fourth quarter conference call on January 25, 2011 at 8:30 a.m. Eastern Time. The public may access the conference call through a live audio webcast available on Quest Diagnostics’ Investor Relations Internet site at www.QuestDiagnostics.com/investor. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone in the U.S. at 866-350-3614 for domestic callers, or 203-369-0039 for international callers. No access code will be required. Telephone replays will be available from 10:30 a.m. Eastern Time on January 25 until midnight Eastern Time on February 22, 2011.

About Quest Diagnostics
Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2009 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Risk Factors” in the company’s 2010 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2010 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

© 2000-2011 Quest Diagnostics Incorporated. All rights reserved. Quest, Quest Diagnostics, the associated logo, and all associated Quest Diagnostics marks are the registered trademarks of Quest Diagnostics.

# # #

TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2010 and 2009
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2010	2009	2010	2009

Net revenues	$1,824.0	$1,848.2	$7,368.9	$7,455.2

Operating costs and expenses:
Cost of services	1,080.4	1,070.3	4,317.2	4,321.5
Selling, general and administrative	431.0	432.9	1,707.7	1,747.6
Amortization of intangible assets	10.7	9.5	39.2	37.1
Other operating expense (income), net	7.7	5.1	9.3	(10.1)

Total operating costs and expenses	1,529.8	1,517.8	6,073.4	6,096.1

Operating income	294.2	330.4	1,295.5	1,359.1

Other income (expense):
Interest expense, net	(37.6)	(34.8)	(146.1)	(144.1)
Equity earnings in unconsolidated joint ventures	7.0	7.7	29.6	33.3
Other income (expense), net	3.3	(11.0)	5.3	(20.4)

Total non-operating expenses, net	(27.3)	(38.1)	(111.2)	(131.2)

Income from continuing operations before taxes	266.9	292.3	1,184.3	1,227.9
Income tax expense	91.6	101.5	425.5	460.4

Income from continuing operations	175.3	190.8	758.8	767.5
Loss from discontinued operations, net of taxes	(1.1)	(0.2)	(1.8)	(1.3)

Net income	174.2	190.6	757.0	766.2
Less: Net income attributable to noncontrolling interests	8.5	9.0	36.1	37.1

Net income attributable to Quest Diagnostics	$165.7	$181.6	$720.9	$729.1

Amounts attributable to Quest Diagnostics’ common stockholders:
Income from continuing operations	$166.8	$181.8	$722.7	$730.4
Loss from discontinued operations, net of taxes	(1.1)	(0.2)	(1.8)	(1.3)

Net income	$165.7	$181.6	$720.9	$729.1

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$0.97	$0.98	$4.09	$3.92
Loss from discontinued operations	(0.01)	—	(0.01)	(0.01)

Net income	$0.96	$0.98	$4.08	$3.91

Earnings per share attributable to Quest Diagnostics’ common stockholders – diluted:
Income from continuing operations	$0.97	$0.97	$4.06	$3.88
Loss from discontinued operations	(0.01)	—	(0.01)	(0.01)

Net income	$0.96	$0.97	$4.05	$3.87

Weighted average common shares outstanding:
Basic	170.4	184.0	175.7	185.9
Diluted	171.8	186.3	177.3	187.8

Operating income as a percentage of net revenues	16.1%	17.9%	17.6%	18.2%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
December 31, 2010 and 2009
(in millions, except per share data)

	December 31, 2010	December 31, 2009

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$449.3	$534.3
Accounts receivable, net	845.3	827.3
Inventories	76.6	91.4
Deferred income taxes	142.5	131.8
Prepaid expenses and other current assets	91.7	94.6

Total current assets	1,605.4	1,679.4
Property, plant and equipment, net	834.4	825.9
Goodwill, net	5,101.9	5,083.9
Intangible assets, net	796.4	823.7
Other assets	189.5	150.7

Total assets	$8,527.6	$8,563.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$865.3	$888.7
Current portion of long-term debt	349.0	170.5

Total current liabilities	1,214.3	1,059.2
Long-term debt	2,641.2	2,936.8
Other liabilities	618.1	556.2
Stockholders’ equity:
Quest Diagnostics stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares authorized at both December 31, 2010 and 2009; 214.2 shares and 214.1 shares issued at December 31, 2010 and 2009, respectively	2.1	2.1
Additional paid-in capital	2,311.4	2,302.4
Retained earnings	3,867.4	3,216.6
Accumulated other comprehensive income (loss)	10.6	(21.0)
Treasury stock, at cost; 43.5 shares and 30.8 shares at December 31, 2010 and 2009, respectively	(2,158.1)	(1,510.5)

Total Quest Diagnostics stockholders’ equity	4,033.4	3,989.6
Noncontrolling interests	20.6	21.8

Total stockholders’ equity	4,054.0	4,011.4

Total liabilities and stockholders’ equity	$8,527.6	$8,563.6

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2010 and 2009
(in millions)
(unaudited)

	Twelve Months Ended December 31,

	2010	2009

Cash flows from operating activities:
Net income	$757.0	$766.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	254.0	256.7
Provision for doubtful accounts	291.7	321.0
Deferred income tax (benefit) provision	(18.9)	83.1
Stock-based compensation expense	53.9	75.1
Excess tax benefits from stock-based compensation arrangements	(0.9)	(5.5)
Other, net	23.0	29.7
Changes in operating assets and liabilities:
Accounts receivable	(309.9)	(314.1)
Accounts payable and accrued expenses	18.2	56.6
Settlement and other special charges	—	(314.4)
Income taxes payable	33.7	21.2
Other assets and liabilities, net	16.2	21.8

Net cash provided by operating activities	1,118.0	997.4

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(18.3)
Capital expenditures	(205.4)	(166.9)
Increase in investments and other assets	(11.1)	(10.7)

Net cash used in investing activities	(216.5)	(195.9)

Cash flows from financing activities:
Proceeds from borrowings	—	1,245.5
Repayments of debt	(169.5)	(1,218.5)
Purchases of treasury stock	(750.0)	(500.0)
Exercise of stock options	48.5	87.1
Excess tax benefits from stock-based compensation arrangements	0.9	5.5
Dividends paid	(71.3)	(74.7)
Distributions to noncontrolling interests	(36.7)	(35.5)
Other financing activities	(8.4)	(30.5)

Net cash used in financing activities	(986.5)	(521.1)

Net change in cash and cash equivalents	(85.0)	280.4

Cash and cash equivalents, beginning of period	534.3	253.9

Cash and cash equivalents, end of period	$449.3	$534.3

Cash paid during the period for:
Interest	$139.8	$146.4
Income taxes	$421.9	$362.5

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2010	2009	2010	2009

	(in millions, except per share data)
Amounts attributable to Quest Diagnostics’ common stockholders:
Income from continuing operations	$166.8	$181.8	$722.7	$730.4
Loss from discontinued operations, net of taxes	(1.1)	(0.2)	(1.8)	(1.3)

Net income available to common stockholders	$165.7	$181.6	$720.9	$729.1

Income from continuing operations	$166.8	$181.8	$722.7	$730.4
Less: Earnings allocated to participating securities	(0.9)	(0.7)	(3.4)	(2.3)

Earnings available to Quest Diagnostics’ common stockholders – basic and diluted	$165.9	$181.1	$719.3	$728.1

Weighted average common shares outstanding - basic	170.4	184.0	175.7	185.9

Effect of dilutive securities:
Stock options and performance share units	1.4	2.3	1.6	1.9

Weighted average common shares outstanding - diluted	171.8	186.3	177.3	187.8

Earnings per share attributable to Quest Diagnostics’ common stockholders - basic:
Income from continuing operations	$0.97	$0.98	$4.09	$3.92
Loss from discontinued operations	(0.01)	—	(0.01)	(0.01)

Net income	$0.96	$0.98	$4.08	$3.91

Earnings per share attributable to Quest Diagnostics’ common stockholders - diluted:
Income from continuing operations	$0.97	$0.97	$4.06	$3.88
Loss from discontinued operations	(0.01)	—	(0.01)	(0.01)

Net income	$0.96	$0.97	$4.05	$3.87

2)

Results for the three months ended December 31, 2010 include $9.6 million of pre-tax charges, or $0.03 per diluted share, principally associated with workforce reductions. Of these costs, $1.9 million and $7.7 million, respectively, were included in cost of services and selling, general and administrative expenses. Results for the twelve months ended December 31, 2010 include $27.0 million of pre-tax charges, or $0.09 per diluted share, principally associated with workforce reductions. Of these costs, $6.4 million and $20.6 million, respectively, were included in cost of services and selling, general and administrative expenses. Results for the three and twelve months ended December 31, 2010 also include a $9.6 million pre-tax charge, or $0.03 per diluted share, associated with the settlement of employee litigation, which is included in other operating expense (income), net. In addition, we estimate that the impact of severe weather in the first quarter of 2010 adversely affected the comparison of operating income for the twelve months ended December 31, 2010 to the prior year by $14.3 million, or $0.05 per diluted share. Results for the three and twelve months ended December 31, 2010 also include benefits of $0.05 per diluted share and $0.12 per diluted share, respectively, primarily associated with the resolution of certain tax contingencies.

Results for the three months ended December 31, 2009 include $12.9 million of pre-tax charges, or $0.04 per diluted share, associated with the early extinguishment of debt, offset by a benefit of $0.04 per diluted share associated with certain non-recurring tax benefits. Results for the twelve months ended December 31, 2009 include pre-tax charges of $20.4 million, or $0.07 per diluted share, associated with the early extinguishment of debt and $7.0 million, or $0.02 per diluted share, associated with the write-down of an investment. These charges were partially offset by a $15.5 million gain, or $0.05 per diluted share, associated with an insurance settlement for storm-related losses, which was included in other operating expense (income), net.

3)

Other income (expense), net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the three and twelve months ended December 31, 2010, other income (expense), net includes gains of $3.3 million and $5.7 million, respectively, associated with investments held in trusts pursuant to our supplemental deferred compensation plans. A corresponding and offsetting adjustment is also recorded to the deferred compensation obligation to reflect investment gains and losses earned by the employee. Such adjustments to the deferred compensation obligation are recorded in earnings principally within selling, general and administrative expenses and offset the amount of investment gains and losses recorded in other income (expense), net.

For the three months ended December 31, 2009, other income (expense), net includes $12.9 million of pre-tax charges associated with the early extinguishment of debt, offset by gains of $2.0 million associated with investments held in trusts pursuant to our supplemental deferred compensation plans. For the twelve months ended December 31, 2009, other income (expense), net includes $20.4 million of pre-tax charges associated with the early extinguishment of debt and a $7.0 million charge associated with the write-down of an investment, partially offset by gains of $8.4 million associated with investments held in trusts pursuant to our supplemental deferred compensation plans.

4)

For the three months ended December 31, 2010, the Company did not repurchase any shares of its common stock. For the twelve months ended December 31, 2010, the Company repurchased 14.7 million shares of its common stock at an average price of $51.04 per share for $750 million. In January 2011, our Board of Directors authorized $750 million of additional share repurchases, bringing the total available under share repurchase authorizations to $1 billion. For the three and twelve months ended December 31, 2010, the Company reissued 0.3 million shares and 2.1 million shares, respectively, for employee benefit plans.

5)

For the twelve months ended December 31, 2009, cash flows from operating activities includes payments primarily made in the second quarter of 2009 totaling $314 million in connection with the NID settlement, $208 million net of an associated reduction in estimated tax payments.

6)

In 2006 and 2008, the Company and several of its subsidiaries received subpoenas from the California Attorney General’s Office seeking documents relating to the Company’s billings to MediCal, the California Medicaid program. The Company cooperated with the government’s requests. Subsequently, the State of California intervened as plaintiff in a civil lawsuit, California ex rel. Hunter Laboratories, LLC v. Quest Diagnostics Incorporated, et al. (the “California Lawsuit”), filed in California Superior Court against a number of clinical laboratories, including the Company and several of its subsidiaries. The complaint was originally filed by a competitor laboratory in California under the whistleblower provisions of the California False Claims Act. The complaint was unsealed on March 20, 2009.

The complaint alleges that, among other things, the Company overcharged MediCal for testing services and violated the California False Claims Act. Violations of this statute and related regulations could lead to an injunction, fines or penalties, and exclusion from MediCal, as well as claims by third parties.

In the third quarter of 2010, the California Department of Health Care Services (the “Department”) conducted an audit of the Company’s billing to MediCal. The Department contends that the Company’s billings are not consistent with applicable California regulations, as currently interpreted by the Department. While the Company believes it is in compliance in all material respects with California requirements applicable to billing for clinical laboratory testing, the Company entered into an interim agreement under which it has agreed to temporarily suspend billing MediCal for a period of up to six months through March 1, 2011, during which it continues to provide services. If the California Lawsuit is not resolved by March 1, 2011, the Company and the Department have agreed to negotiate in good faith the terms of a further agreement. The Company has continued to recognize revenue from MediCal for services provided in accordance with its interpretation of California regulations related to billing for clinical laboratory testing. An unfavorable outcome of the California Lawsuit could, among other consequences noted above, result in reduced reimbursement from the MediCal program. Revenue from the MediCal program in 2010 was approximately $66 million. At December 31, 2010, amounts due from MediCal totaled approximately $25 million, including those amounts related to services performed during the temporary suspension of billing under the interim agreement described above.

The Company has been engaged in discussions in an attempt to resolve the matters described above. During the fourth quarter of 2010, the Company reached an understanding, which was highly conditioned, to settle these matters pursuant to which the Company would pay $241 million. Conditions included, but were not limited to, reaching an agreement regarding the manner in which the Company’s future billings would be treated by the Department. However, as of this date, the Company has been unable to reach an agreement to settle these matters, and no assurance can be given that an agreement will be reached. If the Company cannot resolve these matters through these discussions, it will continue to vigorously defend itself, and will pursue any available collateral actions to enforce its rights, if necessary. Based on the current facts and circumstances, a liability, if any, is not determinable at this time. Although management does not anticipate that the ultimate outcome of such matters will have a material adverse effect on the Company’s financial condition, the outcome may be material to the Company’s results of operations or cash flows in the period in which the impact of such matters is determined or paid.